As filed with the Securities and Exchange Commission on March 2, 2020

Registration No. 333-
___________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________________________
TRICIDA, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	46-3372526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 201
South San Francisco, California 94080
(415) 429-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tricida, Inc. 2018 Equity Incentive Plan
Tricida, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Gerrit Klaerner, Ph.D.
Chief Executive Officer and President
Tricida, Inc.
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(415) 429-7800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐

Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (“Common Stock”)
–Reserved for future issuance under the 2018 Equity Incentive Plan ("2018 Plan")	1,990,527	(4)	$30.72	(2)	$61,148,989	$7,937
–Reserved for future issuance under the Employee Stock Purchase Plan ("ESPP")	497,631	(5)	$26.11	(3)	$12,993,145	$1,687
Total	2,488,158				$74,142,134	$9,624

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2018 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on February 28, 2020.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on 85% of the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on February 28, 2020. Pursuant to the ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

(4)
The number of shares of Common Stock available for issuance under the 2018 Plan is subject to an automatic annual increase on the first day each fiscal year, beginning with the fiscal year ending December 31, 2019, and continuing until (and including) the fiscal year ending December 31, 2028, with such annual increase equal to the lesser of (i) 3,200,000 shares of Common Stock, (ii) 4% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board of Directors of the Registrant (the “2018 Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2018 Plan was automatically increased by 1,990,527 shares effective January 1, 2020, which is equal to 4% of the total number of shares of Common Stock outstanding as of January 1, 2020. This Registration Statement registers the 1,990,527 additional shares of Common Stock available for issuance under the 2018 Plan as of January 1, 2020 as a result of the 2018 Plan Evergreen Provision.

(5)
The number of shares of Common Stock available for issuance under the ESPP is subject to an automatic annual increase on the first trading day in January of each calendar year during the term of the ESPP, commencing with January 2019, by an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, (ii) 800,000 shares of Common Stock or (iii) such number of shares of Common Stock as may be established by the Board (the “ESPP Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the ESPP was automatically increased by 497,631 shares effective January 1, 2020, which is equal to one percent (1%) of the total number of shares of Common Stock outstanding as of January 1, 2020. This Registration Statement registers the 497,631 additional shares of Common Stock available for issuance under the ESPP as of January 1, 2020 as a result of the ESPP Evergreen Provision.

EXPLANATORY NOTE
This Registration Statement is being filed by Tricida, Inc. (the “Registrant”) for the purpose of registering an additional 2,488,158 shares of Common Stock that were reserved, in the aggregate, for issuance under the 2018 Plan and the ESPP, with 1,990,527 shares of Common Stock reserved under the 2018 Plan and 497,631 shares of Common Stock reserved under the ESPP. The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2018 and August 9, 2019 registration statements on Form S-8 (SEC File No. 333-226058 and SEC File No. 333-233187, respectively) (the "Prior Registration Statements") registering shares of Common Stock issuable under the 2018 Plan and the ESPP. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except for Items 3 and 8, which are being updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:
•the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 2, 2020; and
•the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A as filed with the Commission on June 25, 2018 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

Exhibit No.		Description

4.1		Amended and Restated Certificate of Incorporation of Tricida, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2018).

4.2		Amended and Restated Bylaws of Tricida, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2018).

4.3
Tricida, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1/A (No. 333-225420), Amendment No. 2 filed with the Commission on June 25, 2018).

4.4
Tricida, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1/A (No. 333-225420), Amendment No. 2 filed with the Commission on June 25, 2018).

*5.1		Opinion of Sidley Austin LLP, with respect to validity of issuance of securities.

10.1		Form of Tricida, Inc. Executive Severance Benefit Plan, as amended (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on February 28, 2020).

*23.1		Consent of Independent Registered Public Accounting Firm.

*23.2		Consent of Sidley Austin LLP (contained in Exhibit 5.1).

*24.1		Power of Attorney (included on the signature page of the Registration Statement).

	*	Each document marked with an asterisk is filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on March 2, 2020.
TRICIDA, INC.

By:	/s/ Gerrit Klaerner
Gerrit Klaerner, Ph.D.
Chief Executive Officer and President
(Principal Executive Officer)
POWER OF ATTORNEY AND SIGNATURES
Each of the undersigned officers and directors of Tricida, Inc. does hereby severally constitute and appoint Gerrit Klaerner, Ph.D. and Geoffrey M. Parker, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerrit Klaerner	Chief Executive Officer, President and Director (Principal Executive Officer)	March 2, 2020
Gerrit Klaerner, Ph.D.

/s/ Geoffrey M. Parker	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	March 2, 2020
Geoffrey M. Parker

/s/ Steffen Pietzke	Senior Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	March 2, 2020
Steffen Pietzke

/s/ Klaus Veitinger	Chairman of the Board of Directors	March 2, 2020
Klaus Veitinger, M.D., Ph.D., M.B.A

/s/ Robert J. Alpern	Director	March 2, 2020
Robert J. Alpern, M.D.

/s/ David Bonita	Director	March 2, 2020
David Bonita, M.D.

/s/ Sandra I. Coufal	Director	March 2, 2020
Sandra I. Coufal, M.D.

/s/ Kathryn Falberg	Director	March 2, 2020
Kathryn Falberg

/s/ David Hirsch	Director	March 2, 2020
David Hirsch, M.D., Ph.D.